SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant:
Filed by a Party other than the Registrant:	X

Check the appropriate box:
X	Preliminary Proxy Statement
Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Under Rule 14a-12

WHITE ELECTRONIC DESIGNS CORPORATION

(Name of Registrant as Specified in its Charter)

CAIMAN PARTNERS, L.P.
CAIMAN CAPITAL GP, L.P.
CAIMAN CAPITAL MANAGEMENT LLC
BRIAN KAHN
WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.
WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I
WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.
WYNNEFIELD CAPITAL MANAGEMENT, LLC
WYNNEFIELD CAPITAL, INC.
NELSON OBUS
JOSHUA H. LANDES

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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PRELIMINARY COPY SUBJECT TO COMPLETION DATED JANUARY 9, 2009

ANNUAL MEETING OF SHAREHOLDERS OF
WHITE ELECTRONIC DESIGNS CORPORATION
_______________________________________________

PROXY STATEMENT OF
CAIMAN PARTNERS, L.P.,
WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.,
AND
THEIR RESPECTIVE AFFILIATES

To Our Fellow Shareholders:

This proxy statement (the “Proxy Statement”) and the enclosed [GOLD] proxy card are being furnished to shareholders of White Electronic Designs Corporation (the “Company” or “WEDC”) in connection with the solicitation of proxies by Caiman Partners, L.P. (“Caiman”) and Wynnefield Partners Small Cap Value, L.P. (“Wynnefield”) and their respective affiliates (collectively, “the Shareholder Group”, “we” or “us”) to be used at the 2009 annual meeting of shareholders of the Company, including any adjournments or postponements thereof and any meeting held in lieu thereof (the “2009 Annual Meeting”).  The 2009 Annual Meeting is scheduled to be held on ______, _________, 2009, at ___________________________________________, at _____ a.m., local time.  This Proxy Statement and the [GOLD] proxy card are first being furnished to shareholders on or about ___________, 2009.

THIS SOLICITATION IS BEING MADE BY THE SHAREHOLDER GROUP AND
NOT ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

We are soliciting your proxy for the 2009 Annual Meeting in support of the following proposals:

(1)
To elect William H. Alderman, Jon C. Biro, Keith M. Butler, Brian Kahn, and Melvin L. Keating (collectively, the “Nominees”) to serve as directors of the Company until the next annual meeting or until their respective successors have been duly elected and qualified; and

(2)	To consider and act upon such other matters as may properly come before the 2009 Annual Meeting or any adjournments, postponements or continuations thereof.

The Company has disclosed that the record date for determining shareholders entitled to notice of and to vote at the 2009 Annual Meeting is the close of business on _________, 2009 (the “Record Date”).  Shareholders of record at the close of business on the Record Date will be entitled to vote at the 2009 Annual Meeting.  According to the Company's proxy statement for the 2009 Annual Meeting, as of the Record Date, there were __________ shares of common stock, stated value $0.10 per share (the “Common Stock”) outstanding and entitled to vote at the 2009 Annual Meeting.  Each shareholder is entitled to one vote for each share of Common Stock the shareholder holds.

The Shareholder Group beneficially owns and/or has the right to vote, in the aggregate, 2,230,701 shares of Common Stock, representing approximately 9.8% of the Company’s outstanding shares of Common Stock as of the Record Date, collectively, more than any other shareholder.  The Shareholder Group intends to vote such shares of Common Stock FOR the election of our Nominees, and withhold votes from each of the following other candidates who have been nominated by the Company: _____________, _____________, _____________, __________, ___________ and __________.

OUR NOMINEES ARE COMMITTED TO ACTING IN THE BEST INTERESTS OF ALL SHAREHOLDERS.  YOU SHOULD HAVE A VOICE IN THE FUTURE OF THE COMPANY; WE BELIEVE THAT CAN BEST BE EXPRESSED THROUGH THE ELECTION OF OUR NOMINEES. ACCORDINGLY, THE SHAREHOLDER GROUP URGES YOU TO VOTE YOUR GOLD PROXY CARD FOR OUR NOMINEES.

As explained in the detailed instructions on your [GOLD] proxy card, there are three ways you may vote. You may:

1. If your shares are registered in your own name, sign, date and return the enclosed [GOLD] proxy card directly to the Shareholder Group c/o MacKenzie Partners, Inc. in the enclosed postage-paid envelope . We recommend that you vote on the [GOLD] proxy card even if you plan to attend the 2009 Annual Meeting.

If your shares are held in the name of a brokerage firm, bank, or nominee on the Record Date, only such brokerage firm, bank, or nominee can vote such shares and only upon receipt of your specific instructions. Accordingly, please promptly contact the person responsible for your account at such institution and instruct that person to execute and return the [GOLD] proxy card on your behalf. Please do this for each account you maintain to ensure that all of your shares are voted. The Shareholder Group urges you to confirm your instructions in writing to the person responsible for your account and to provide a copy of such instructions to the Shareholder Group at the address set forth on the back cover, so that we are aware of all instructions and can attempt to ensure that such instructions are followed.

2. Vote in person by attending the 2009 Annual Meeting. Written ballots will be distributed to shareholders who wish to vote in person at the 2009 Annual Meeting. If you hold your shares through a bank, broker or other custodian, you must obtain a legal proxy from such custodian in order to vote in person at the meeting.

3. Deliver your voting instructions by telephone or over the Internet. Instructions for voting by telephone or over the Internet may be found on the [GOLD] proxy card.

WE URGE YOU NOT TO SIGN ANY [WHITE] PROXY CARD SENT TO YOU BY THE COMPANY.  IF YOU HAVE ALREADY VOTED THE [WHITE] PROXY CARD, YOU MAY REVOKE YOUR PREVIOUSLY SIGNED [WHITE] PROXY BY SIGNING AND RETURNING A LATER-DATED [GOLD] PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR BY DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE SHAREHOLDER GROUP OR TO THE SECRETARY OF THE COMPANY.

HOLDERS OF SHARES AS OF THE RECORD DATE ARE URGED TO SUBMIT A [GOLD] PROXY CARD EVEN IF YOUR SHARES WERE SOLD AFTER THE RECORD DATE.  IF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, BANK NOMINEE OR OTHER INSTITUTION ON THE RECORD DATE, ONLY THAT INSTITUTION CAN VOTE THOSE SHARES AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS.  ACCORDINGLY, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT THAT PERSON TO SIGN AND RETURN ON YOUR BEHALF THE [GOLD] PROXY CARD AS SOON AS POSSIBLE.

The Shareholder Group has retained MacKenzie Partners, Inc. to assist the Shareholder Group in communicating with shareholders in connection with the proxy solicitation and to assist in efforts to obtain proxies and will pay them a fee of $_____, plus expenses, for their services.  If you have any questions about executing your [GOLD] proxy, or if you require assistance, please contact:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016

Call Collect: (212) 929-5500

or

Call Toll−Free: 1-800-322-2885
E-Mail: proxy@MacKenziepartners.com

INTRODUCTION

The Company’s board of directors (the “Board”) currently consists of five directors and one vacancy created by the resignation of former CEO, Mr. Hamid Shokragozar.  The Company’s bylaws (the “Bylaws”) currently provide that the number of directors which shall constitute the whole Board shall be no less than four nor greater than ten. At the 2009 Annual Meeting, we anticipate [six persons] will be elected as directors of the Company.  Each person elected as a director is elected to hold office until the annual meeting following this election and until his or her respective successor shall have been duly elected and qualified.

We have provided written notice to the Company of our intent to nominate five directors, William H. Alderman, Jon C. Biro, Keith M. Butler, Brian Kahn, and Melvin L. Keating, for election to the Board at the 2009 Annual Meeting, and are soliciting your proxy in support of their election. We believe our nominees are highly qualified individuals based on their extensive business and professional experience. If a quorum is present at the 2009 Annual Meeting, our nominees will be elected if they receive the affirmative votes of a plurality of the votes cast.

In the event the Company purports to increase the number of directorships pursuant to its Bylaws, or otherwise increases the number of directors to be elected at the 2009 Annual Meeting, we reserve the right to nominate additional persons as directors to fill any vacancies created by the increase or to fill any additional positions on the Board which the Company’s shareholders shall vote on at the 2009 Annual Meeting.

REASONS TO VOTE
FOR THE SHAREHOLDER GROUP’S NOMINEES

The Shareholder Group believes that the current Board is not acting, and, given their history of failed strategic initiatives, will not act, in what the Shareholder Group believes to be in the best interests of all of the Company’s shareholders to aggressively and transparently evaluate strategic alternatives available to maximize shareholder value.  Consequently, we are soliciting your vote to reconstitute the Board with the five highly qualified Nominees that will act with dispatch to maximize shareholder value. The background of our Nominees is included in the section of this proxy statement entitled “Proposal 1 - Election of Directors”.

The Shareholder Group beneficially owns approximately 9.8% of the Company’s outstanding voting shares of Common Stock while the current Board owns approximately only 3.4% of the outstanding voting shares of Common Stock.  The current Board has presided for more than five years over WEDC’s failed acquisition strategy and the loss of 76.4% of the value of WEDC’s Common Stock since its share price hit a high of $14.11 on September 16, 2003 and is now failing to conduct a transparent strategic review process .

Why should shareholders believe that the current Board now suddenly has the ability to reverse its historical failures and correct the lack of alignment of its interests with the interests of all of the Company’s shareholders?

Under the watch of the current Board:

•
The Company squandered approximately $46.5 million of shareholder capital on two now discontinued non-core business acquisitions, Panelview, Inc. (“Panelview”) in 2001 and Interface Data Systems, Inc. (“IDS”) in 2003. According to the Company’s own SEC filings, the Company paid approximately $27.7 million for these businesses which have lost approximately $18.8 million over the last 5 years. Furthermore, these businesses continue to lose cash and drag down the financial performance of the Company’s core microelectronics defense business.

•
Shares of the Company’s Common Stock closed at $3.57 on November 26, 2008, the date Kahn Capital Management’s (“KCM”), an affiliate of Caiman, $6.05 per share cash offer to acquire WEDC was withdrawn, and were worth approximately 25% of its share price of $14.11 on September 16, 2003 and have significantly underperformed both its industry peers and the broader market - falling by 76.4% since September 16, 2003, compared to a 62.9% increase in the S&P Aerospace & Defense index and a 16.7% fall in the NASDAQ Composite index.

•
The Company undertook a flawed, time consuming and failed sales process that focused on private equity investors rather than logical strategic buyers who had been consolidating other defense-electronics companies at substantial multiples to EBITDA.

•
Shareholders have recently been diluted by outright grants of 125,000 shares of “risk-less” restricted stock awards to management on December 10, 2008 , at a depressed stock price of $3.27, near its five - year low of $3.13 .  These shares, 12,500 of which vest immediately, and the balance of which vest automatically 50% in December 2009 and 50% in December 2010 , have no performance criteria, do not require achieving any stock price or meeting any financial metric and provide absolutely no incentive for improving the Company’s financial performance.

We believe that exploring opportunities and strategic alternatives to maximize shareholder value should be the primary focus of the Company’s Board.

Unfortunately for the Company’s shareholders, if the Company’s statement in its August 28, 2008 press release that “the Company is well positioned to grow its business” is any indication, the current Board appears focused primarily on potential acquisitions in its “strategic review process”. The two acquisitions previously endorsed by members of the Board, Panelview in 2001 and IDS in 2003, at a total cost of approximately $46.5 million to the shareholders, have been discontinued and were substantially written off after five years of operating losses aggregating approximately $18.8 million. Furthermore, management stated during its December 11, 2008 earnings call that “we're going to see some negative results from display [Plainview and IDS businesses]...until we dispose of them,” which will further increase shareholder losses.

In light of this failed acquisition history, why should the Company’s shareholders believe the current Board is capable of successfully  undertaking a new acquisition strategy?

As discussed below, the past and current actions of the Board raise significant doubt in the minds of the Shareholder Group as to whether the Board is willing or capable of exercising its fiduciary duty to act in the best interests of its shareholders and conducting a genuine strategic review process that considers all alternatives and competently executing a strategy to maximize shareholder value.

Members of the Shareholder Group have been advised that in the spring/summer of 2008 the Board accepted a $6.05 per share offer made by a private equity firm based in Washington, D.C., in conjunction with management, to purchase WEDC.  Such offer ultimately died due to the inability of the bidders to obtain financing.

On August 28, 2008, the Company announced in a press release that it had formed a special committee “to evaluate all possible strategic alternatives.”

On September 25, 2008, Mr. Kahn offered, solely on behalf of KCM, to acquire all of the Company’s  outstanding shares of Common Stock at a purchase price of $6.05 per share in cash, without any financing contingency (the same price the Board had previously accepted from the Washington D.C. private equity firm and management),  which represented approximately a 28% premium over its closing price on September 24, 2008 and a 70% premium over the $3.57 closing price of the Common Stock on November 26, 2008, the date the offer was withdrawn. Mr. Kahn believed that the offer represented significant value for all of the Company’s shareholders and, as such, expected the Board, or its strategic review committee, to promptly engage KCM in a bona fide, meaningful discussion to further explore this offer.  However, other than merely acknowledging receipt of the offer, neither the Board, nor its newly formed strategic review committee, nor their retained investment bank ever responded to KCM’s offer, attempted to negotiate with KCM or even publicly disclosed the offer in an effort to elicit superior offers, which might have resulted in the Company’s shareholders receiving more than $6.05 per share.

After two months of silence from the Board and its special committee, on November 26, 2008, KCM sent a letter notifying the Company that it was withdrawing its $6.05 per share cash offer, effective immediately.

Caiman and Wynnefield have concluded that replacement of the WEDC Board is the only viable alternative.

Over the past several months, Wynnefield and its affiliates have repeatedly called for the Board to take proactive measures to protect the WEDC shareholders from another five years of vanishing shareholder value.  Specifically, they have asked for public disclosure of a specific deadline for the Board’s strategic review committee to complete its analysis and publicly present its recommendations to the Board and shareholders and for the Board not to divert its energy and focus, and further risk the Company’s cash and shareholders’ equity on a search for a new CEO until the strategic review committee has completed its review of strategic alternatives.

In response to a letter from Mr. Kahn to the Board seeking to be named to the Board, Wynnefield independently endorsed the appointment of Mr. Kahn, as a director to fill the vacancy on the Board created by the resignation of Mr. Shokragozar, and to also serve as a member of the strategic committee.  Wynnefield believed that Mr. Kahn’s extensive and successful experience in defense electronics businesses, enterprise management, contract manufacturing and capital transactions, as well as the fact that he is a significant shareholder of the Company, would provide the Company’s outside shareholders with a much-needed voice on the Board to express their concerns and objectives, which would ultimately facilitate the Company’s efforts to enhance shareholder value.  Unfortunately, the Company ignored this suggestion .

We believe the Board has failed to:

(i)
respond, disclose or engage in a dialogue regarding KCM’s offer, which represented approximately a 70% premium over the $3.57 closing price of the Common Stock on November 26, 2008, the date the offer was withdrawn;

(ii)
conduct a transparent strategic review process by publicly providing the Company’s shareholders with material information they deserve, such as discussing the $6.05 per share cash offer during its December 11, 2008 earnings call or announcing an end date for the strategic review process; and

(iii)	respond to requests of significant shareholders to fill the Board vacancy by appointing a shareholder possessing both operational and capital markets experience;

which raises significant doubt in the minds of the Shareholder Group as to whether the Board and its strategic review committee are acting in the best interests of the shareholders and are truly conducting a bona fide evaluation of all possible strategic alternatives or merely going through the motions, similar to the flawed and failed process that took place between March 2008 and the formation of the special committee in August 2008.

The Shareholder Group is not committed to any particular path and is not seeking to gain control of the Board in an effort to cause it to necessarily enter into a transaction to sell the Company.

The Shareholder Group understands that if the Nominees are elected, each of them will have an obligation under Indiana law to discharge their respective duties in good faith, consistent with their fiduciary duties to the Company and all shareholders.  We anticipate that if the Nominees are elected, they would act with dispatch to establish an end date to a strategic review process that is transparent, bona fide, fair and robust, and truly conducted in an all-inclusive manner designed to maximize shareholder value.

We believe the extensive experience of the Nominees in defense electronics businesses, enterprise management, contract manufacturing and capital transactions will allow them to evaluate the strategic alternative available to the Company and implement a strategy that will be most effective in maximizing shareholder value.  We believe that the Shareholder Group’s Nominees are capable of reversing the historical failures of the current Board and will transparently explore all avenues toward maximizing WEDC shareholder value. If they conclude that the best option is to continue to operate WEDC as a standalone defense electronics business, the Nominees have the required expertise and leadership.  If the best option is a strategic transaction, we believe the Nominees can best accomplish that goal. Lastly, if the best option for shareholders is to dispose of some assets and continue to manage other assets, we believe the Nominees have the expertise to execute both strategies simultaneously.  Regardless of which path is determined to be in the best interests of the WEDC shareholders, we believe the Nominees will do a better job than the current Board of making capital allocation decisions and ensuring that shareholder interest are best served.

We encourage all WEDC shareholders to carefully review the biographies and expertise of the Nominees included in the section of this proxy statement entitled “Proposal 1 - Election of Directors”.

Unlike the current Board members, we believe that our Nominees would NOT have:

•
Squandered approximately $46.5 million of shareholder capital on two now discontinued non-core business acquisitions, Panelview in 2001 and IDS in 2003, which continue to drag down the financial performance of the Company’s core microelectronics defense business, sustaining approximately $18.8 million in operating losses so far , during a period of great demand for military products and companies that manufacture them.

•	Failed to consider or disclose a bona fide, $6.05 per share cash offer that represented a 70% premium over the closing price of the Common Stock on the date the offer was finally withdrawn.

•
Incurred $2.8 million  of termination costs and payments to its former CEO after his resignation “to pursue other opportunities” as stated in the Company’s Annual Report on Form 10-K for year ended September 27, 2008.

•
Failed over the last four years to purchase any shares of WEDC Common Stock in the open market, even though such shares  recently closed as low as $3.13 which is 72% of book value , and almost 50% less than KCM’s $6.05 per share cash offer that the Board apparently determined was so low, it was not worthy of response.

•
Granted on December 10, 2008, 125,000 free, dilutive restricted stock awards to management at a current depressed stock price of $3.27, 12,500 of which vest immediately, and the balance of which vest automatically 50% in December 2009 and 50% in December 2010, without requiring management or the market price of WEDC’s stock to meet any performance targets or financial metrics.

We believe that our Nominees:

•	Are eminently qualified to continue to operate WEDC as a standalone enterprise or execute whatever other strategy would best maximize value for all shareholders.

•
Will ensure that any equity related compensation is directly aligned with shareholder interests by requiring the achievement of meaningful price and/or financial performance targets for vesting of any such awards.

•
Will reverse the historical failures of the current Board by conducting a strategic review process that is transparent, bona fide, fair and robust, with a publicly announced end date and is truly designed to maximize shareholder value.

•	Will make capital allocation decisions that are in the best interests of all of the shareholders they serve.

WE BELIEVE THE ELECTION OF THE SHAREHOLDER GROUP’S NOMINEES WILL PROVIDE THE COMPANY WITH ABLE PERSONS THAT WILL ENSURE THAT THE INTERESTS OF ALL OF THE COMPANY’S SHAREHOLDERS ARE BEING BEST SERVED.  IF THE SHAREHOLDER GROUP’S NOMINEES ARE ELECTED TO THE BOARD, THEY WOULD ACT WITH DISPATCH TO ESTABLISH A STRATEGIC REVIEW PROCESS THAT IS TRANSPARENT, BONA FIDE, FAIR AND ROBUST, THAT HAS AN ANNOUNCED END DATE AND TRULY CONDUCTED IN A MANNER DESIGNED TO MAXIMIZE SHAREHOLDER VALUE.

We believe that your voice in the future of the Company can best be expressed through the election of our Nominees.  Accordingly, we urge you to vote your [GOLD] proxy card FOR the election to the Board of Messrs. Alderman, Biro, Butler, Kahn, and Keating.

YOUR VOTE IS IMPORTANT.

IN ORDER TO HAVE A BOARD THAT SERIOUSLY CONSIDERS THE RECOMMENDATIONS OF THE OUTSIDE SHAREHOLDERS TO AGGRESSIVELY AND TRANSPARENTLY EVALUATE STRATEGIC ALTERNATIVES TO MAXIMIZE SHAREHOLDER VALUE, WE URGE YOU TO ELECT OUR NOMINEES TO THE BOARD.

THE SHAREHOLDER GROUP STRONGLY RECOMMENDS THAT YOU VOTE TO PROTECT YOUR INTEREST AS A SHAREHOLDER OF THE COMPANY BY SIGNING, DATING, AND RETURNING THE [GOLD] PROXY CARD TODAY.

About the Shareholder Group

The solicitation of proxies is made by Caiman and Wynnefield and their respective affiliates and the Nominees to the Board.

The business address of Caiman and its affiliates is 5506 Worsham Court, Windermere, FL 34786.  The affiliates of Caiman are Caiman Capital GP, L.P., a Delaware limited partnership that is the general partner of Caiman (“Caiman Capital”); Caiman Capital Management, LLC, a Delaware limited liability company that is the managing general partner of Caiman Capital (“Caiman Management”); and Brian Kahn, individually and as the managing member of Caiman Management.

The business address of Wynnefield and its affiliates is 450 Seventh Avenue, Suite 509, New York, New York 10123. The affiliates of Wynnefield are Wynnefield Partners Small Cap Value, L.P. I, a Delaware limited partnership (“Wynnefield Partners I”); Wynnefield Small Cap Value Offshore Fund, Ltd., a private investment company organized under the laws of the Cayman Islands (“Wynnefield Offshore”); Wynnefield Capital Management, LLC, a New York limited liability company that is the general partner of Wynnefield and Wynnefield Partners I (“WCM”); Wynnefield Capital, Inc., a Delaware corporation (“WCI”) that is the sole investment manager of Wynnefield Offshore;  Joshua H. Landes, individually and as vice-president of WCI and co-managing member of WCM; and Nelson Obus, individually and as president of WCI, and co-managing member of WCM.

Additional information concerning the Shareholder Group is set forth below under the heading “Certain Information Regarding the Participants and Nominees.”

PROPOSAL 1

ELECTION OF THE SHAREHOLDER GROUP’S NOMINEES

The Board currently consists of five members, all of which are standing for election at the 2009 Annual Meeting, and one vacancy.

At the 2009 Annual Meeting, the Shareholder Group will seek to elect William H. Alderman, Jon C. Biro, Keith M. Butler, Brian Kahn, and Melvin L. Keating, each of which have consented to being named in this Proxy Statement and to serving as a director if elected, to fill five of the six open director seats, in opposition to______, ______, _______,  _______,  _______, and ___________, the Company’s nominees.  The Shareholder Group’s Nominees will be elected if they receive a plurality of the votes cast.  The six persons receiving the highest number of votes will be elected to the Board. The Company’s proxy statement provides that abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.  Proxies withholding authority to vote for the Nominees and broker non-votes will not count as affirmative votes for the Nominees.  If elected, the Nominees would be entitled to serve until the next annual meeting of the Company’s shareholders.

You must sign and return the Group's [GOLD] proxy card to vote for Messrs. Alderman, Biro, Butler, Kahn, and Keating.

Name, Age and Business Address	Present Principal Occupation or Employment and Business Experience During Last Five Years; Current Directorships

William H. Alderman 46 years old c/o Alderman & Company Capital, LLC 20 Silver Brook Road Ridgefield, Connecticut 06877
Mr. Alderman has been President and a member of Alderman & Company Capital, LLC and its affiliates since March 2001. Alderman & Company Capital, LLC is a securities broker dealer specializing in the aerospace and defense industries. Mr. Alderman was managing director of the aviation investment banking practice of Fieldstone Capital from 1999 to 2001. Mr. Alderman was a registered securities representative and senior associate at GE Capital from 1991 to 1995 and had been promoted to Vice President when he left in 1995 and was Senior Vice President at Aviation Sales Company from 1996 to 1999. Mr. Alderman is currently a director of TeamStaff, Inc. (TSTF) and Breeze-Eastern Corporation (BZC), both public companies. Mr. Alderman is also a director of Alpha Growth & Opportunity Fund, an offshore fund.  Mr. Alderman received his M.B.A. from the JL Kellogg Graduate School of Management in 1989 and his A.B. from Kenyon College in 1984.

Name, Age and Business Address	Present Principal Occupation or Employment and Business Experience During Last Five Years; Current Directorships

Jon C. Biro 42 years old 5858 Westheimer, Suite #200 Houston, Texas 77057
Mr. Biro is a certified public accountant and since January 2008, has been the Executive Vice President, Chief Financial and Accounting Officer, Treasurer and Secretary of Consolidated Graphics, Inc. (CGX), a public company and a leading commercial printer with operations in the United States, Canada and the Czech Republic.  Prior to joining Consolidated Graphics, Inc., Mr. Biro held several executive positions with ICO, Inc. (ICOC) (“ICO”), a public company specializing in the manufacturing of specialty resins and concentrates. From April 2002 to January 2008, Mr. Biro was the Chief Financial Officer and Treasurer of ICO and served as its Interim Chief Executive Officer from July 2003 to February 2004. From September 1996 to April 2002, Mr. Biro was employed as Senior Vice President, Chief Accounting Officer and Treasurer of ICO, and from October 1994 to September 1996, he was employed as Controller of ICO. Prior to his employment with ICO, Mr. Biro was employed by PriceWaterhouse LLP.  Mr. Biro received a M.S. in Accountancy from the University of Houston in 1991 and his B.A. in Psychology from the University of Texas in 1988.

Keith M. Butler 50 years old 237 Via Vera Cruz San Marcos, California 92078
Mr. Butler has over 25 years of manufacturing industry experience.  From May 2007 to the present, Mr. Butler has served as Executive Vice President and General Manager of Oncore Manufacturing Services LLC, an electronics manufacturing company serving the defense, medical and industrial markets (“Oncore”). From 1979 until 1997, Mr. Butler founded and served as President of Verified Technical Corporation, d/b/a Veritek (“Veritek ”) (formerly known as Modular Assembly), a manufacturer of high quality Through Hole and Surface Mount Technology assemblies, when he sold Veritek  to REMEC, Inc. (“Remec”). From 1997 to July 2005, Mr. Butler served as the President of Remec’s Global EMS division. In 2005, Mr. Butler repurchased the Electronic Manufacturing Services division located in San Diego from REMEC and renamed it Veritek Manufacturing Services (“Veritek Manufacturing”), to provide turnkey manufacturing solutions to the western United States. Shortly thereafter, Mr. Butler acquired two additional manufacturing sites and merged Veritek Manufacturing with Nu Visions Manufacturing, LLC to form OnCore.

Brian Kahn 35 years old 5506 Worsham Court Windermere, Florida 34786
Mr. Kahn founded and has served as the investment manager of Caiman Partners L.P. (“Caiman”) and the managing member of the general partner of Caiman’s general partner, Caiman Capital GP, L.P., since their inception in August 2003.  Mr. Kahn founded and has served as the investment manager of Kahn Capital Management, LLC (“KCM”) since 1998. Caiman and KCM focus on public and private market investments in consumer, manufacturing, and defense industries. Mr. Kahn received his B.A. cum laude in Economics from Harvard University in 1996.

Name, Age and Business Address	Present Principal Occupation or Employment and Business Experience During Last Five Years; Current Directorships

Melvin L. Keating 62 years old 18 Driftwood Drive Livingston, New Jersey 07039
From December 2005 to September 2008, Mr. Keating was the President and Chief Executive Officer of Alliance Semiconductor Corp. (ALSC) (“Alliance”), a worldwide manufacturer and seller of semiconductors, and a Special Consultant to Alliance from October 2005 to December 2005. From April 2004 to September 2005, Mr. Keating served as Executive Vice President, Chief Financial Officer and Treasurer of Quovadx Inc. (QVDX), a healthcare software company. Mr. Keating was employed as a strategy consultant for Warburg Pincus Equity Partners (“Warburg”), from 1997 to 2004, providing acquisition and investment target analysis and transactional advice while also serving on the board of directors and chairing the audit committee of Price Legacy, a public REIT principally owned by Warburg. Mr. Keating is currently a director of LCC International Inc., (LCCI) (“LCC”) and serves on LCC’s audit and compensation committees and as chairperson of its finance committee. Mr. Keating earned his B.A. degree in History of Art from Rutgers University in 1967 and received both his M.S. degree in Accounting and his M.B.A degree in Finance from the Wharton School at the University of Pennsylvania in 1968 and 1970, respectively.

Each of the Nominees has consented to serve as a director until the expiration of his respective term and until such Nominee’s successor has been elected and qualified or until the earlier resignation or removal of such Nominee.

Except with respect to Mr. Keating whose son-in-law is a partner at Wilson Sonsini Goodrich & Rosati, the law firm advising the Company’s special committee of the Board, the Shareholder Group has no knowledge of any facts that may prevent a determination that each of the Nominees are independent within the meaning of the NASDAQ Marketplace Rules.

The Shareholder Group believes the Nominees are highly qualified to serve as directors on the Board and we have no reason to believe that any of the Nominees will be disqualified or unable or unwilling to serve if elected. However, if any of the Nominees are unable to serve or for good cause will not serve, proxies may be voted for another person nominated by us to fill the vacancy.

In the event the Company purports to increase the number of nominees to be elected at the annual meeting pursuant to its Bylaws, we reserve the right to nominate such number of additional persons as directors as necessary to fill any vacancies created by the increase and to vote the GOLD proxies in favor of the election of such nominees.

There is no assurance that any of the Company’s nominees will serve as directors if Messrs. Alderman, Biro, Butler, Kahn, and Keating are elected to the Board. In the event that one or more of the Shareholder Group’s Nominees is elected and that one or more of the Company’s nominees declines to serve with such Nominee or Nominees, the Bylaws of the Company provide that director vacancies may be filled by majority vote of the directors then in office.

If any of Messrs. Alderman, Biro, Butler, Kahn, and Keating are unable to serve as directors, _______________   and __________________, the named proxies on the attached [GOLD] card, or their designees, will vote for the election of an alternative nominee as may be proposed by the Shareholder Group.

OTHER MATTERS TO BE CONSIDERED
AT THE 2009 ANNUAL MEETING

We are not aware of any other proposals to be brought before the 2009 Annual Meeting. Should other proposals be brought before the 2009 Annual Meeting, the persons named as proxies in the enclosed [GOLD] proxy card will vote on such matters in their discretion.

CERTAIN INFORMATION REGARDING THE PARTICIPANTS AND NOMINEES

Except as otherwise described herein, neither any Shareholder Group member nor any Nominee, nor any associate of any Shareholder Group member or any Nominee has any interest in the matters to be voted upon at the 2009 Annual Meeting, other than an interest, if any, as a shareholder of the Company or, with respect to the Nominees, as a nominee for director.

Except with respect to the voting agreement described below and as otherwise described herein, neither any Shareholder Group member, any Nominee, nor any associate of any Shareholder Group member or any Nominee is now, or within the past year has been, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company (including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies).

On December 8, 2008, the Shareholder Group, entered into a written voting agreement (the “Agreement”) forming a group under the Securities Exchange Act of 1934. Under the Agreement, each of the members of the Shareholder Group have agreed to attend the 2009 Annual Meeting in person or by proxy, such that all shares of Common Stock beneficially owned by them are represented at the 2009 Annual Meeting, and to vote such shares of Common Stock at the 2009 Annual Meeting, in person or by proxy, in favor of the election of the Nominees, and to vote as set forth in the Agreement with respect to other actions. A copy of the Agreement is filed as Exhibit 2 to the Schedule 13D filed by the Shareholder Group with the Securities and Exchange Commission on December 11, 2008.

Except as otherwise described herein, neither any Shareholder Group member, any Nominee, nor any associate of any Shareholder Group member or any Nominee:  (1) has engaged in or has a direct or indirect interest in any transaction or series of transactions since the beginning of the Company’s last fiscal year, or in any currently proposed transaction, to which the Company or any of its subsidiaries is a party where the amount involved was in excess of $120,000; (2) has borrowed any funds for the purpose of acquiring or holding any securities of the Company; (3) has any arrangement or understanding with any person regarding any future employment by the Company or its affiliates, or any future transaction to which the Company or any of its affiliates will or may be a party; or (4) is the beneficial or record owner of any securities of the Company or any parent or subsidiary thereof.

Additional information concerning the Shareholder Group and the Nominees, including, but not limited to, beneficial ownership of and transactions in the Common Stock, is set forth in Appendices A and B hereto.  Each of the individuals listed in Appendix A is a citizen of the United States.

OTHER MATTERS

The Company’s proxy statement, when mailed, is expected to contain information regarding:  (1) securities ownership of certain beneficial owners and management; (2) meetings and committees of the Board; (3) the background of the Company’s nominees for the Board; (4) the compensation and remuneration paid and payable to the Company's directors and management; (5) voting procedures, including the share vote required for approval or election, at the 2009 Annual Meeting; (6) the submission of shareholder proposals at the Company’s next annual meeting of shareholders; and (7) information regarding fees and services of the Company’s independent auditors.  The Shareholder Group has no knowledge of the accuracy or completeness of the Company’s disclosures in its proxy materials.

SOLICITATION; EXPENSES

Proxies may be solicited by the Shareholder Group by mail, advertisement, telephone, facsimile, and personal solicitation.  Banks, brokerage houses, and other custodians, nominees, and fiduciaries will be requested to forward the Shareholder Group’s solicitation material to their customers for whom they hold shares and the Shareholder Group will reimburse them for their reasonable out-of-pocket expenses.

The Shareholder Group has retained MacKenzie Partners, Inc., to assist in the solicitation of proxies and for related services.  The Shareholder Group will pay MacKenzie Partners, Inc. a retainer of [$________] for its services and has agreed to reimburse it for its reasonable out-of-pocket expenses. The Shareholder Group has agreed to indemnify MacKenzie Partners, Inc. against certain liabilities and expenses, including certain liabilities under the federal securities laws. The Securities and Exchange Commission (the “SEC”) deems such indemnification to be against public policy. Approximately ____ employees of MacKenzie Partners, Inc. will be involved in the solicitation of proxies.

The entire expense of preparing, assembling, printing, and mailing this Proxy Statement and related materials and the cost of soliciting proxies will be borne by the Shareholder Group.

Although no precise estimate can be made at the present time, the Shareholder Group currently estimates that the total expenditures relating to the proxy solicitation incurred by the Shareholder Group will be approximately $______, of which approximately $______ has been incurred to date.  The Shareholder Group intends to seek reimbursement from the Company for those expenses incurred by the Shareholder Group in connection with this proxy solicitation, if any or all of our Nominees are elected, but does not intend to submit the question of such reimbursement to a vote of the shareholders.

VOTING AND REVOCATION OF PROXIES

For the proxy solicited hereby to be voted, the enclosed [GOLD] proxy card must be signed, dated, and returned to the Shareholder Group c/o [insert name of proxy solicitor], in the enclosed envelope in time to be voted at the 2009 Annual Meeting.  If you wish to vote for the Nominees, you must submit the enclosed [GOLD] proxy card and must NOT submit the Company’s [white] proxy card.  If you have already returned the Company’s [white] proxy card, you have the right to revoke it as to all matters covered thereby signing, dating, and mailing the enclosed [GOLD] proxy card.  If you later vote on the Company’s proxy card (even if it is to withhold authority to vote for the Company’s nominee), you will revoke your previous vote for the Nominees.  ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE 2009 ANNUAL MEETING.  WE URGE YOU NOT TO RETURN ANY [WHITE] PROXY CARD SENT TO YOU BY THE COMPANY.

If your shares are held in the name of a brokerage firm, bank, or nominee, only such brokerage firm, bank, or nominee can vote such shares and only upon receipt of your specific instructions.  Accordingly, please promptly contact the person responsible for your account at such institution and instruct that person to execute and return the [GOLD] proxy card on your behalf.  You should also promptly sign, date, and mail the voting instruction form (or [GOLD] proxy card) that your broker or banker sends you.  Please do this for each account you maintain to ensure that all of your shares are voted.  If any of your shares were held in the name of a brokerage firm, bank, or nominee on the Record Date, you will need to give appropriate instructions to such institution if you want to revoke your proxy.  IF YOU DO NOT GIVE INSTRUCTIONS TO YOUR BROKER OR OTHER NOMINEE, YOUR SHARES WILL NOT BE VOTED.

If your shares are held in the name of a brokerage firm, bank, or other nominee, that bank, brokerage firm or nominee may allow you to deliver your voting instructions by telephone or over the Internet. Shareholders whose shares are held by a brokerage firm, bank or nominee should refer to the voting instruction card forwarded to them by that brokerage firm, bank or other nominee holding their shares.

Execution of a [GOLD] proxy card will not affect your right to attend the 2009 Annual Meeting and to vote in person.  Any proxy may be revoked as to all matters covered thereby at any time prior to the time a vote is taken by:  (i) filing with the Secretary of the Company a later dated written revocation; (ii) submitting a duly executed proxy bearing a later date to the Shareholder Group or to the Company; or (iii) attending and voting at the 2009 Annual Meeting in person.  Attendance at the 2009 Annual Meeting will not in and of itself constitute a revocation.

Although a revocation will be effective only if delivered to the Company, the Shareholder Group requests that either the original or a copy of all revocations be mailed to the Shareholder Group c/o [insert name and address of proxy solicitor], so that the Shareholder Group will be aware of all revocations and can more accurately determine if and when the requisite proxies for the election of the Nominees as directors have been received.  The Shareholder Group may contact shareholders who have revoked their proxies.

Shares of Common Stock represented by a valid, unrevoked [GOLD] proxy card will be voted as specified.  Shares represented by a [GOLD] proxy card where no specification has been made will be voted FOR the Nominees.

Except as set forth in this Proxy Statement, the Shareholder Group is not aware of any other matter to be considered at the 2009 Annual Meeting.  The person named as proxy on the enclosed [GOLD] proxy card will, however, have discretionary voting authority as such proxy regarding any other business that may properly come before the 2009 Annual Meeting.  The proxy may exercise discretionary authority only as to matters unknown to the Shareholder Group a reasonable time before this Proxy Solicitation.

Only holders of record of Common Stock on the Record Date will be entitled to vote at the 2009 Annual Meeting.  If you are a shareholder of record on the Record Date, you will retain the voting rights in connection with the 2009 Annual Meeting even if you sell such shares after the Record Date.  Accordingly, it is important that you vote the shares of Common Stock held by you on the Record Date, or grant a proxy to vote such shares on the [GOLD] proxy card, even if you sell such shares after such date.

The Shareholder Group believes that it is in your best interest to elect the Nominees as directors at the 2009 Annual Meeting.  THE SHAREHOLDER GROUP STRONGLY RECOMMENDS A VOTE FOR THE NOMINEES.

ADDITIONAL INFORMATION

The Shareholder Group has filed with the SEC statements on Schedule 13D and various amendments thereto which contain information in addition to that furnished herein. These Schedules 13D and any amendments thereto may be accessed free of charge at the website maintained by the SEC at www.sec.gov and from the Public Reference Section of the SEC located at 100 F Street N.E. Washington, D.C. 20549.

THE SHAREHOLDER GROUP

If you have any questions, require assistance in voting your [GOLD] proxy card, or need additional copies of the Shareholder Group’s proxy materials, please call MacKenzie Partners, Inc. at the phone numbers listed below:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016

Call Collect: (212) 929-5500

or

Call Toll Free: (800) 322-2885

APPENDIX A

The following table sets forth for the Shareholder Group and their affiliates the number of shares of the Company’s Common Stock (if any) beneficially owned by such person.

Identity of Affiliates of Caiman Partners, LP (“Caiman”)

1.	Caiman Capital GP, L.P. (“Caiman Capital”)
2.	Caiman Capital Management LLC (“Caiman Management ” )
3.	Mr. Brian Kahn

Direct Beneficial Ownership by Caiman and its Affiliates

Name	Number of Shares	Approximate Percentage of Outstanding Shares(1)

Caiman	803,700	3.5%
Total	803,700	3.5%

(1)  Based upon 22,831,331 shares of common stock outstanding as of December 9, 2008, as set forth in the Company’s Annual Report on Form 10-K for the year ended September 27, 2008, filed with the Securities and Exchange Commission on December 11, 2008.

Relationship between Caiman and its Affiliates

Caiman Capital is the sole general partner of Caiman and, accordingly, may be deemed to be the indirect beneficial owner (as that term is defined under Rule 13d-3 under the Exchange Act) of the Common Stock that Caiman beneficially owns.  Caiman Capital, as the sole general partner of Caiman, has the sole power to direct the voting and disposition of the Common Stock that Caiman beneficially owns.  Caiman Management is the managing general partner of Caiman Capital and, accordingly, Caiman Management may be deemed to be the indirect beneficial owner (as that term is defined under Rule 13d-3 under the Exchange Act) of the Common Stock that Caiman Capital may be deemed to beneficially own.   Mr. Kahn is the managing member of Caiman Management and, accordingly, Mr. Kahn may be deemed to be the indirect beneficial owner (as that term is defined under Rule 13d-3 under the Exchange Act) of the Common Stock that Caiman Management may be deemed to beneficially own.

Identity of Affiliates of Wynnefield Partners Small Cap Value, L.P. (“Wynnefield”)

1.	Wynnefield Partners Small Cap Value Offshore Fund, Ltd. (“Wynnefield Offshore”)

2.	Wynnefield Partners Small Cap Value, L.P. I (“Wynnefield Partners I”)

3.	Wynnefield Capital Management, LLC (“WCM”)

4.	Wynnefield Capital, Inc. (“WCI”)

5.	Mr. Nelson Obus

6.	Mr. Joshua Landes

Direct Beneficial Ownership by Wynnefield and its Affiliates

Name	Number of Shares	Approximate Percentage of Outstanding Shares(1)
Wynnefield	364,261	1.6%
Wynnefield Offshore	642,556	2.8%
Wynnefield Partners I	420,184	1.8%
Total	1,427,001	6.3%

(1)  Based upon 22,831,331 shares of common stock outstanding as of December 9, 2008, as set forth in the Company’s Annual Report on Form 10-K for the year ended September 27, 2008, filed with the Securities and Exchange Commission on December 11, 2008.

Relationship between Wynnefield and its Affiliates

WCM is the sole general partner of  Wynnefield and Wynnefield Partners I and, accordingly, may be deemed to be the indirect beneficial owner (as that term is defined under Rule 13d-3 under the Exchange Act) of the Common Stock that Wynnefield and Wynnefield Partners I beneficially own.  WCM, as the sole general partner of Wynnefield and Wynnefield Partners I, has the sole power to direct the voting and disposition of the Common Stock that Wynnefield and Wynnefield Partners I beneficially own.  Nelson Obus and Joshua Landes are the co-managing members of WCM and, accordingly, each of Messrs. Obus and Landes may be deemed to be the indirect beneficial owner (as that term is defined under Rule 13d-3 under the Exchange Act) of the Common Stock that WCM may be deemed to beneficially own.

Each of Messrs. Obus and Landes, as co-managing members of WCM, shares with the other the power to direct the voting and disposition of the Common Stock that WCM may be deemed to beneficially own. WCI is the sole investment manager of Wynnefield Offshore and, accordingly, may be deemed to be the indirect beneficial owner (as that term is defined under Rule 13d-3 under the Exchange Act) of the Common Stock that Wynnefield Offshore beneficially owns.

WCI, as the sole investment manager of Wynnefield Offshore, has the sole power to direct the voting and disposition of the Common Stock that Wynnefield Offshore beneficially owns.  Messrs. Obus and Landes are executive officers of WCI and, accordingly, each of Messrs. Obus and Landes may be deemed to be the indirect beneficial owner (as that term is defined under Rule 13d-3 under the Exchange Act) of the Common Stock that WCI may be deemed to beneficially own. Each of Messrs. Obus and Landes, as executive officers of WCI, shares with the other the power to direct the voting and disposition of the Common Stock that WCI may be deemed to beneficially own.

Reference is made to the Schedule 13D filing of the Shareholder Group, as amended, for a more complete description of the beneficial ownership interests of the respective parties.

APPENDIX B

TRADING ACTIVITY OF THE SHAREHOLDER GROUP

The following table contains a summary description of all purchases and sales of Common Stock of the Company, if any, effected within the past two years by or on behalf of the Shareholder Group.  None of the purchase price or market value of these shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities:

Holder	No. of Shares	Action	Date
Caiman	800,000	Purchase	10/31/2008 (1)
	3,700	Purchase	11/21/2008

(1) On October 31, 2008, these Shares were acquired from an affiliate of Mr. Kahn which had acquired such shares in numerous transactions between February 19, 2008 and October 13, 2008.

Holder	No. of Shares	Action	Date

Wynnefield	10,300	Purchase	5/18/2007
	4,190	Purchase	5/24/2007
	13,092	Purchase	5/25/2007
	5,000	Purchase	5/29/2007
	2,600	Purchase	6/1/2007
	2,100	Purchase	6/5/2007
	6,300	Purchase	8/9/2007
	6,860	Purchase	12/6/2007
	6,300	Purchase	12/7/2007
	5,534	Purchase	12/11/2007
	5,420	Purchase	12/13/2007
	3,998	Purchase	12/14/2007
	6,600	Purchase	12/18/2007
	4,100	Purchase	12/20/2007
	3,000	Purchase	12/24/2007
	7,400	Purchase	12/26/2007
	2,700	Purchase	12/27/2007
	6,000	Purchase	12/28/2007
	16,400	Purchase	12/31/2007
	5,074	Purchase	1/4/2008
	6,100	Purchase	1/18/2008
	4,000	Purchase	2/5/2008
	600	Purchase	2/6/2008
	35,600	Purchase	2/19/2008
	10,257	Purchase	4/2/2008
	7,300	Purchase	4/3/2008
	36,300	Purchase	7/2/2008
	14,800	Purchase	7/8/2008
	5,400	Purchase	10/8/2008
	3,300	Purchase	10/10/2008
	11,200	Purchase	10/21/2008
	5,700	Purchase	11/3/2008
	3,200	Purchase	11/13/2008
	8,000	Purchase	11/24/2008
	5,500	Purchase	11/25/2008

Holder	No. of Shares	Action	Date

Wynnefield Partners I	14,300	Purchase	5/18/2007
	5,800	Purchase	5/24/2007
	3,600	Purchase	6/1/2007
	2,800	Purchase	6/5/2007
	10,000	Purchase	6/20/2007
	3,720	Purchase	6/25/2007
	8,700	Purchase	8/9/2007
	1,646	Purchase	8/23/2007
	10,350	Purchase	12/3/2007
	8,400	Purchase	12/4/2007
	10,300	Purchase	12/6/2007
	9,400	Purchase	12/7/2007
	8,500	Purchase	12/10/2007
	8,300	Purchase	12/11/2007
	7,500	Purchase	12/12/2007
	8,200	Purchase	12/13/2007
	6,100	Purchase	12/14/2007
	3,222	Purchase	12/17/2007
	9,100	Purchase	12/18/2007
	5,800	Purchase	12/19/2007
	5,600	Purchase	12/20/2007
	2,000	Purchase	12/21/2007
	4,000	Purchase	12/24/2007
	4,000	Purchase	12/27/2007
	8,000	Purchase	12/28/2007
	22,600	Purchase	12/31/2007
	6,900	Purchase	1/4/2008
	9,673	Purchase	1/8/2008
	8,754	Purchase	1/9/2008
	8,400	Purchase	1/18/2008
	5,600	Purchase	1/30/2008
	4,000	Purchase	2/4/2008
	5,800	Purchase	2/5/2008
	900	Purchase	2/12/2008
	13,700	Purchase	2/14/2008
	5,200	Purchase	2/15/2008
	66,200	Purchase	2/19/2008
	5,100	Purchase	3/3/2008
	9,115	Purchase	3/4/2008
	1,300	Purchase	3/5/2008
	3,700	Purchase	3/6/2008
	15,300	Purchase	4/2/2008
	54,500	Purchase	7/2/2008
	22,200	Purchase	7/8/2008
	2,800	Purchase	8/29/2008
	8,200	Purchase	10/8/2008
	10,000	Purchase	10/17/2008
	16,800	Purchase	10/21/2008
	7,800	Purchase	11/3/2008
	10,000	Purchase	11/12/2008
	4,400	Purchase	11/13/2008
	12,000	Purchase	11/24/2008
	7,500	Purchase	11/25/2008

Holder	No. of Shares	Action	Date

Wynnefield Offshore	16,400	Purchase	5/18/2007
	9,000	Purchase	5/22/2007
	6,600	Purchase	5/24/2007
	3,800	Purchase	6/1/2007
	3,100	Purchase	6/5/2007
	10,000	Purchase	6/26/2007
	10,000	Purchase	8/9/2007
	10,100	Purchase	12/6/2007
	9,300	Purchase	12/7/2007
	8,200	Purchase	12/11/2007
	7,600	Purchase	12/13/2007
	5,700	Purchase	12/14/2007
	9,300	Purchase	12/18/2007
	5,735	Purchase	12/20/2007
	3,692	Purchase	12/24/2007
	3,900	Purchase	12/27/2007
	7,199	Purchase	12/28/2007
	23,809	Purchase	12/31/2007
	6,400	Purchase	1/4/2008
	4,843	Purchase	1/18/2008
	5,500	Purchase	2/5/2008
	13,700	Purchase	4/2/2008
	44,700	Purchase	7/2/2008
	18,200	Purchase	7/8/2008
	6,400	Purchase	10/8/2008
	12,000	Purchase	10/21/2008
	6,500	Purchase	11/3/2008
	7,000	Purchase	11/25/2008

SHAREHOLDER GROUP

PROXY VOTING INSTRUCTION CARD

CONTROL NUMBER:

Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all shares of Common Stock of White Electronic Designs Corporation that you are entitled to vote.

Please consider the issues discussed in the Proxy Statement and cast your vote:

By Mail

Completing, dating, signing and mailing the GOLD proxy card in the postage-paid envelope included with the Proxy Statement.

Via Internet

Accessing the World Wide Web site http://www.cesvote.com . Enter the Control Number shown above and follow the instructions to vote via the internet.

By Phone

Using a touch-tone telephone to vote by phone from the U.S. or Canada toll free. Have your proxy card ready. Simply dial 1-888-693-8683, enter the Control Number shown above and follow the instructions. When you are finished voting, your vote will be confirmed, and the call will end.

You can vote by phone or via the internet any time prior to 11:59 p.m. Eastern Daylight Time on __________, ____________. You will need the Control Number printed at the top of this instruction card to vote by phone or via the internet. If you do so, you do not need to mail in your proxy card.

FORM OF [GOLD] PROXY CARD

2009 ANNUAL MEETING OF SHAREHOLDERS
 OF
WHITE ELECTRONIC DESIGNS CORPORATION

THIS PROXY IS SOLICITED BY CAIMAN PARTNERS, L.P  AND WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.  AND THEIR RESPECTIVE AFFICIATES (“SHAREHOLDER GROUP”).

The undersigned, revoking any proxy previously given, hereby appoints ___________________ and _______________, and each of them, as attorneys and proxies (each with the power to act alone and with the power of substitution and revocation) to vote in the name of and as proxies for the undersigned at the 2009 Annual Meeting of Shareholders of White Electronic Designs Corporation (the “Company”) to be held on ________, __________, 2009 at _______ a.m. at ____________________ and at any adjournments, postponements or continuations thereof, according to the number of votes that the undersigned would be entitled to cast if personally present on the following matter:

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. Unless otherwise specified, this proxy will be voted “FOR” the election of William H. Alderman, Jon C. Biro, Keith M. Butler, Brian Kahn, and Melvin L. Keating, as directors and withhold votes from each of the following other candidates who have been nominated by the Company: _____________, _____________, _____________, __________, ___________ and __________.

This proxy revokes all prior proxies given by the undersigned.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD TODAY

(continued and to be signed on reverse side)

THE SHAREHOLDER GROUP STRONGLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE SHAREHOLDER GROUP’S NOMINEES LISTED IN PROPOSAL 1.

PROPOSAL 1.

ELECTION OF DIRECTORS – To elect as directors of the Company: (1) William H. Alderman, (2) Jon C. Biro, (3) Keith M. Butler, (4) Brian Kahn, and (5) Melvin L. Keating

FOR___	WITHHOLD___	FOR ALL EXCEPT___

The Shareholder Group intends to use this proxy to vote (i) FOR Messrs. Alderman, Biro, Butler, Kahn, and Keating, and (ii) not _____________, _____________, _____________, __________, ___________ and __________._____________, for whom the Shareholder Group is NOT seeking authority to vote for and WILL NOT exercise any such authority. To withhold authority to vote for the election of one or more nominees, including Messrs. Alderman, Biro, Butler, Kahn, and Keating but not _____________, _____________,_____________, __________, ___________ and __________,  place an X next to “For All Except” and write the name of such nominee(s) on the line above. You should refer to the Proxy Statement and form of proxy distributed by the Company for the names, background, qualifications and other information concerning the Company’s nominees.

There is no assurance that any of the Company’s nominees will serve as directors if Messrs. Alderman, Biro, Butler, Kahn, and Keating are elected to the Board. In the event that one or more of the Shareholder Group’s Nominees is elected and that one or more of the Company’s nominees declines to serve with such Nominee or Nominees, the Bylaws of the Company provide that director vacancies may be filled by majority vote of the directors then in office.

IF NO DIRECTION IS INDICATED WITH RESPECT TO PROPOSAL 1, THIS PROXY WILL BE VOTED FOR THE ELECTION OF NOMINEES DESCRIBED IN PROPOSAL 1.

In their discretion, the proxies are authorized to vote upon such other business as may be properly presented to the meeting or any adjournment, postponement or continuation thereof, and is unknown to the proxies and their representatives a reasonable time before the proxy solicitation.

IMPORTANT: PLEASE SIGN AND DATE BELOW.

Dated:________________________________, 2009

___________________________________________
Signature

___________________________________________
Signature if jointly held

Title:______________________________________

Please sign exactly as your name appears hereon or on your proxy card previously sent to you. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporation name by the president or other duly authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE SIGN, DATE, AND MAIL THIS PROXY CARD TODAY.